UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 21, 2012
(Date of earliest event reported)

Commission File Number: 0-07914
(Exact name of registrant as specified in its charter)

Delaware	84-0592823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

633 17th Street, Suite 1900 Denver, Colorado	80202-3625
(Address of principal executive offices)	(Zip Code)

(303) 296-3076
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On December 21, 2012, Earthstone Energy, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with BOKF, N.A., a national banking association, d/b/a Bank of Oklahoma (the “Lender”).

Under the terms of the Credit Agreement, the Lender agrees to provide to the Company a revolving line of credit of up to a maximum of $25,000,000, with the aggregate amount of credit available being limited by a borrowing base. An initial borrowing base of $6,000,000 was established. A mechanism for re-determining the borrowing base is provided whereby the Company shall deliver to the Lender, no later than June 1 and December 1 of each year commencing June 1, 2013, a reserve report. The Company shall simultaneously notify the Lender of any requested change in the borrowing base. Based in part on the reserve report and other available information, the Lender shall re-determine the borrowing base which will thereafter be effective subject to various restrictions. If the borrowing base increases, the Company must pay the Lender a fee equal to 0.50% of the increased amount of the borrowing base.

The revolving line of credit requires interest only payments at the end of each month throughout the term of the Credit Agreement, which terminates on December 20, 2017 when all outstanding amounts are due and payable. The interest rate on the Company’s line of credit is variable and is based on the sum of (i) an Applicable Rate plus (ii) an applicable Based Rate as determined under the terms of the Credit Agreement.

The Company’s obligations under the Credit Agreement are secured by a first lien on the Company’s oil and gas properties, together with related assets and interests, which are evaluated and considered by Lender in establishing the borrowing base. The secured properties shall have a value of not less than 1.8 times the amount of the borrowing base in effect at any time.

The Credit Agreement contains certain representations, warranties, and affirmative and negative covenants applicable to the Company, which are customarily applicable to senior secured loan facilities. Key covenants include limitations on indebtedness, restricted payments, creation of liens on oil and gas properties, mergers and consolidations, sales of assets, amendments to organization documents, use of loan proceeds, affiliate transactions, hedge transactions, change in business, change in control and equity buyback program. The Credit Agreement also requires the maintenance of certain financial covenants, including: (i) maintaining a current ratio of not less than 1.0 as of the end of each fiscal quarter, and (ii) maintaining a ratio of Consolidated Total Assets to Consolidated EBITDAX (on an annualized basis) of greater than 4.0 as of the end of each fiscal quarter.

In addition, the Credit Agreement contains customary events of default, including: (a) failure to pay principal when due; (b) failure to pay any interest, fees or other amounts for 3 days after the interest, fees or other amounts become due; (c) failure to comply with certain restrictive covenants; (d) proven material inaccuracy of any representation or warranty; (e) nonpayment of certain indebtedness (greater than $100,000 and beyond stated grace period) or any other event of default  which shall cause such indebtedness to be accelerated prior to its stated due date; (f) specified events of bankruptcy, insolvency or similar proceedings; (g) one or more final, non-appealable judgments in excess of a certain aggregate amount; (h) certain events under federal ERISA laws; (i) change in control; (j) default under any hedge agreement. In an event of default arising from the specified events, the Credit Agreement provides that the commitments thereunder will terminate and the Lender may take such other actions as permitted including, declaring any principal and accrued interest owed on the line of credit to become immediately due and payable.

The description of the Company’s Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached hereto as Exhibit 10.1, which is incorporated herein by reference.

A copy of the press release announcing the entry into the foregoing Credit Agreement is attached hereto as Exhibit 99.1.

Item 2.03                  Creation of a Direct Financial Obligation or an Obligation under an Off-BalanceSheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.                  Exhibits

(C)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of December 21, 2012 between Earthstone Energy, Inc., as Borrower, and BOKF, N.A. d/b/a Bank of Oklahoma, as Lender.

99.1	Press Release dated January 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EARTHSTONE ENERGY, INC.

Date: January 2, 2013	By:	/s/ Ray Singleton
Name: Ray Singleton
Title: President